UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: March 12, 2019

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure

On March 12, 2019, an international arbitration tribunal (Tribunal) issued a decision (decision) in an international arbitration proceeding brought by NextEra Energy Global Holdings B.V. and NextEra Energy Spain Holdings B.V. (Companies), each an indirect wholly owned subsidiary of NextEra Energy, Inc. (NEE), against the Kingdom of Spain (Spain). The Companies initiated the arbitration in 2014 after Spain abolished the long-term premium and tariff system that was the basis for the Companies' investments in two 49.9 megawatt concentrated solar power plants (plants) in the Spanish region of Extremadura.

The decision concludes that the Companies are entitled to damages based on a return on the capitalized costs of the Companies' investments in the plants as of June 30, 2016 on the basis of the plants' weighted average cost of capital plus a premium of 200 basis points, which NEE currently estimates to represent approximately €291 million (USD $329 million), plus pre- and post-judgment interest based on the 5-year Spanish sovereign bond rate.

The Tribunal upheld the Companies’ primary arguments on liability, by concluding that Spain did not comply with its obligation under the 1994 Energy Charter Treaty to provide fair and equitable treatment in failing to protect the Companies' legitimate expectations upon which the Companies made their investment decisions regarding the development of the plants. There are limited grounds by which Spain may seek to annul the decision and the Companies may need to seek to enforce the decision through further legal proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 13, 2019

NEXTERA ENERGY, INC.
(Registrant)

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President & General Counsel

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